Exhibit 99.(a)(xxvi)

LORD ABBETT SECURITIES TRUST

AMENDMENT TO
DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Securities Trust, a Delaware statutory trust organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby agree, pursuant to Section 5.3 of the Declaration, to change the name of Lord Abbett International Dividend Income Fund to “Lord Abbett International Value Fund.”

This instrument shall constitute an amendment to the Declaration and shall be effective September 30, 2018.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 12th day of June, 2018.

/s/ Douglas B. Sieg	/s/ James M. McTaggart
Douglas B. Sieg	James M. McTaggart

/s/ Eric C. Fast	/s/ Karla M. Rabusch
Eric C. Fast	Karla M. Rabusch

/s/ Evelyn E. Guernsey	/s/ Mark A. Schmid
Evelyn E. Guernsey	Mark A. Schmid

/s/ Julie A. Hill	/s/ James L.L. Tullis
Julie A. Hill	James L.L. Tullis

/s/ Kathleen M. Lutito
Kathleen M. Lutito